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                                                                    Exhibit 99.1

MEDIA INQUIRIES:                                     INVESTOR INQUIRIES:
Lynn Newman                                          Derrick Vializ
908-953-8692 (office)                                908-953-7500 (office)
973-993-8033 (home)                                  vializ@avaya.com
lynnnewman@avaya.com

Avaya Extends Expiration Of Liquid Yield Option(TM) Notes Exchange OffER

FOR IMMEDIATE RELEASE: TUESDAY, JANUARY 28, 2003


         BASKING RIDGE, N.J. - Avaya Inc. (NYSE:AV), a leading global provider of communications networks and services to businesses, today said the expiration of the exchange offer for its Liquid Yield Option(TM) Notes (LYONs) due 2021 has been extended to 5:00 p.m., EST, on Jan. 28, 2003. Warburg Pincus Equity Partners, L.P. and affiliated investment funds are participating in the exchange offer with Avaya.

         Avaya said the extension of the exchange offer will not change the number of shares of Avaya common stock to be delivered as part of the mixed consideration. Accordingly, LYONs holders electing to receive the mixed consideration will receive $208.40 in cash plus 77 shares of Avaya common stock for each $1,000 principal amount at maturity of LYONs tendered into the exchange offer, based on the volume-weighted average trading price of a share of Avaya common stock on the New York Stock Exchange (NYSE) on Jan. 17, 21, 22, 23 and 24, the five NYSE trading days ending on and including the second NYSE trading day prior to the expiration date of the exchange offer, which is $2.7356.

         LYONs holders electing to receive the cash consideration will receive $389.61 in cash in exchange for each $1,000 aggregate principal amount at maturity of LYONs tendered into the exchange offer.

         Avaya, together with the investment funds managed by Warburg Pincus LLC, commenced the exchange offer on Dec. 23, 2002, for up to $660,542,000 aggregate principal amount at maturity of LYONs. All other terms of the exchange offer remain the same. As of Jan. 27, $91,426,000 aggregate principal amount at maturity of LYONs had been tendered.

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         Morgan Stanley & Co. Incorporated is acting as dealer manager for the exchange offer. Georgeson Shareholder Communications, Inc. is the information agent, and The Bank of New York is the exchange agent. Copies of the offer documents may be obtained at no charge from the information agent at 866-295-4337 or 212-440-9800 or from the SEC's Web site at www.sec.gov. Additional information concerning the terms of the exchange offer, including all questions relating to the mechanics of the offer, may be obtained by contacting the information agent at 866-295-4337 or Morgan Stanley at 212-761-5409 (collect).

         This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the Avaya common stock in any state in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

         The offer may only be made pursuant to the offer to exchange/prospectus, dated Dec. 23, 2002, (as amended on Jan. 13 and 22, 2003), and the accompanying letter of transmittal.



About Avaya


         Avaya Inc. designs, builds and manages communications networks for more than 1 million businesses worldwide, including 90 percent of the FORTUNE 500(R). Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol (IP) telephony systems and communications software applications and services.

         Driving the convergence of voice and data communications with business applications - and distinguished by comprehensive worldwide services -Avaya helps customers leverage existing and new networks to achieve superior business results. For more information visit the Avaya website: http://www.avaya.com


NOTE: Liquid Yield Option and LYON are trademarks of Merrill Lynch & Co., Inc.